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                               EXHIBIT (a)(1)(D)

                          OFFER TO PURCHASE FOR CASH
                    ALL OUTSTANDING SHARES OF COMMON STOCK
        ALL OUTSTANDING SHARES OF SERIES A CONVERTIBLE PREFERRED STOCK
          AND ALL OUTSTANDING CLASS A COMMON STOCK PURCHASE WARRANTS

                                      OF

                        AMERICAN COUNTRY HOLDINGS INC.

                                      AT

                          $2.10 NET PER COMMON SHARE

                        $12.00 NET PER PREFERRED SHARE

                                      AND

             $0.175 NET PER CLASS A COMMON STOCK PURCHASE WARRANT

                                      BY

                            KFS ACQUISITION CORP.,
                         A WHOLLY-OWNED SUBSIDIARY OF

                       KINGSWAY FINANCIAL SERVICES INC.



 THE OFFER AND WITHDRAWAL RIGHTS EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME,
            ON MONDAY, APRIL 1, 2002, UNLESS THE OFFER IS EXTENDED.


February 27, 2002

To Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees:

  This letter relates to the offer being made by Kingsway Financial Services Inc., an Ontario corporation ("Kingsway"), through KFS Acquisition Corp., a Delaware corporation (the "Purchaser"), an indirect wholly-owned subsidiary of Kingsway, to purchase all of the issued and outstanding Common Stock, par value $0.01 per share (the "Common Shares"), all of the issued and outstanding Series A Convertible Preferred Stock, par value $0.10 per share (the "Preferred Shares") and all of the issued and outstanding Class A Common Stock Purchase Warrants (the "Class A Warrants") of American Country Holdings Inc., a Delaware corporation (the "Company"), at a price of $2.10 per Common Share, $12.00 per Preferred Share (plus any Accrued Dividend Amount) and $0.175 per Class A Warrant, net to the seller in cash, without interest, upon the terms and subject to the conditions set forth in the Purchaser's Offer to Purchase dated February 27, 2002 and the related Letter of Transmittal (which together, as amended, supplemented or otherwise modified from time to time, constitute the "Offer"). Unless the context requires otherwise, all references to "Shares" shall mean Common Shares and Preferred Shares, all references to "Warrants" shall mean Class A Warrants, and all references to "Securities" shall mean Shares and Warrants. Any capitalized terms used but not defined in this letter have the meanings given to them in the Offer to Purchase.

  The Offer is conditioned upon, among other things, the following:

  . there being validly tendered and not withdrawn prior to the expiration date of the Offer the number of Shares representing, together with the Shares owned by Kingsway and its subsidiaries, at least a majority of the total voting stock of the Company on a fully diluted basis;

  . Kingsway and the Purchaser being satisfied, in their sole discretion, that the restrictions on business combinations contained in Section 203 of the Delaware General Corporation Law would not apply to Kingsway or the Purchaser in connection with the Offer or the Proposed Merger (as a result of action by the Company's board of directors, the ownership by Kingsway upon consummation of the Offer of at least 85% of the outstanding voting stock of the Company (other than shares held by directors who are also officers of the Company and certain employee stock plans of the Company) or otherwise);
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  .  Kingsway and the Purchaser having obtained all insurance regulatory approvals, including the approval of the Illinois Director of Insurance, necessary for their acquisition of control over the Company and its insurance subsidiaries on terms and conditions satisfactory to Kingsway and the Purchaser, in their sole discretion; and

  . the Company not entering into or effectuating any agreement or transaction with any person or entity having the effect of impairing Purchaser's ability to acquire the Company or otherwise diminishing the expected economic value to Kingsway of the acquisition of the Company.

  For your information and for forwarding to your clients for whom you hold Securities registered in your name or in the name of your nominee, we are enclosing the following documents:

  1. Offer to Purchase dated February 27, 2002;

  2. Letter of Transmittal for your use and for the information of your clients (including Guidelines for Certification of Taxpayer
     Identification Number on Substitute Form W-9 providing information relating to backup federal income tax withholding);

  3. Notice of Guaranteed Delivery to be used to accept the Offer if the Securities and all other required documents cannot be delivered to LaSalle Bank National Association ("the Depositary") by the Expiration Date (as defined in the Offer to Purchase);

  4. A form of letter which may be sent to your clients for whose accounts you hold Securities registered in your name or in the name of your nominee, with space provided for obtaining such clients' instructions with regard to the Offer;

  5. Guidelines of the Internal Revenue Service for Certification of Taxpayer Identification Number on Substitute Form W-9 providing information relating to backup federal income tax withheld; and

  6. A return envelope addressed to the Depositary.

  WE URGE YOU TO CONTACT YOUR CLIENTS AS PROMPTLY AS POSSIBLE. THE OFFER AND WITHDRAWAL RIGHTS EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON MONDAY, APRIL 1, 2002, UNLESS THE OFFER IS EXTENDED.

  Purchaser will not pay any fees or commissions to any broker or dealer or other person (other than the Information Agent, the Dealer Manager or the Depositary as described in the Offer to Purchase) for soliciting tenders of Securities pursuant to the Offer. Purchaser will, however, upon request, reimburse brokers, dealers, commercial banks and trust companies for reasonable and necessary costs and expenses incurred by them in forwarding materials to their customers. Purchaser will pay all stock transfer taxes applicable to its purchase of Securities pursuant to the Offer, subject to Instruction 6 of the Letter of Transmittal.

  In order to accept the Offer, a duly executed and properly completed Letter of Transmittal and any required signature guarantees, or an Agent's Message (as defined in the Offer to Purchase) in connection with a book-entry delivery of Common Shares, or a properly completed Notice of Guaranteed Delivery, and any other required documents, should be sent to the Depositary by 12:00 Midnight, New York City time, on Monday, April 1, 2002, unless the Offer is extended. Preferred Shares and Class A Warrants may not be tendered by book-entry transfer, and neither book-entry confirmations nor Agent's Messages are available with respect to Preferred Shares and Class A Warrants.

  Any inquiries you may have with respect to the Offer should be addressed to, and additional copies of the enclosed materials may be obtained from, the undersigned at the addresses and telephone numbers set forth on the back cover of the Offer to Purchase.

                                       Very truly yours,

                                       KINGSWAY FINANCIAL SERVICES INC.

                                       KFS ACQUISITION CORP.

  NOTHING CONTAINED HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL CONSTITUTE YOU THE AGENT OF PURCHASER, KINGSWAY, THE INFORMATION AGENT, THE DEALER MANAGER OR THE DEPOSITARY, OR AUTHORIZE YOU OR ANY OTHER PERSON TO USE ANY DOCUMENT OR MAKE ANY STATEMENT ON BEHALF OF ANY OF THEM IN CONNECTION WITH THE OFFER OTHER THAN THE DOCUMENTS ENCLOSED HEREWITH AND THE STATEMENTS CONTAINED THEREIN.

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